EXHIBIT 21.1

             SUBSIDIARIES OF BUILDING MATERIALS HOLDING CORPORATION

I.    Building Materials Holding Corporation

      A.    BMC Framing, Inc.

            1.    Knipp Brother Industries, LLC
            2.    KB Industries Limited Partnership (a)

      B.    BMC West Corporation

            1.    BMCW, LLC
            2.    BMC West Corporation SouthCentral
            3.    BMCW SouthCentral, LP (b)

(a) Owned 99% and 1% by BMC Framing, Inc. and BMC West Corporation, respectively.
(b) Owned 99% and 1% by BMCW, LLC and BMC West Corporation SouthCentral, respectively.